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EXHIBIT 4.3

FIFTH AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

        THIS FIFTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Fifth Amendment"), is made and dated as of November 26, 2002 among AAR CORP., a Delaware corporation ("Borrower"), the Lenders party hereto ("Lenders"), and BANK OF AMERICA, N.A., as Agent (in such capacity, "Agent").

RECITALS

          1.  The Borrower, the Lenders and the Agent are parties to that certain Second Amended and Restated Credit Agreement, dated as of May 27, 1998, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of December 28, 1998, as further amended by that certain Second Amendment to Second Amended and Restated Credit Agreement, dated as of February 5, 2002, as further amended by that certain Third Amendment to Second Amended and Restated Credit Agreement, dated as of May 23, 2002, and as further amended by that certain Fourth Amendment to Second Amended and Restated Credit Agreement, dated as of August 31, 2002 (as heretofore amended, the "Existing Credit Agreement").

          2.  The Borrower, the Lenders, and the Agent have agreed to certain amendments to the Existing Credit Agreement.

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Part 1

Definitions

        Section 1.1.    Certain Definitions.    Unless otherwise defined herein or the context otherwise requires, the following terms used in this Fifth Amendment have the following meanings:

          "Amended Credit Agreement" means the Existing Credit Agreement as amended hereby.

          "Fifth Amendment Effective Date" shall mean November 30, 2002, subject to the Borrower's satisfaction of, or the Lenders' waiver of, each of the conditions set forth in Part 5 of this Fifth Amendment.

        Section 1.2.    Other Definitions.    Unless otherwise defined herein or the context otherwise requires, terms used in this Fifth Amendment have the meanings provided in the Amended Credit Agreement.

Part 2

Amendments to Existing Credit Agreement

        Effective on (and subject to the occurrence of) the Fifth Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 2. Except as so amended, the Existing Credit Agreement shall continue in full force and effect.

        Section 2.1.    Amendment of Definitions in Existing Credit Agreement.    Article I of the Existing Credit Agreement is amended by changing the definitions of each of the respective terms to read in their entirety as follows:

          "Applicable Margin" means at all times 2.50%.

          "Facility Fee" means a facility fee on the amount of the Aggregate Commitment from time to time in an amount equal to 0.50% per annum.

          "Revolving Credit Termination Date" means the earliest of (a) April 10, 2003, (b) the "maturity date" under the LaSalle Agreement, as defined therein, and (c) the "revolving credit termination date" under the Bank One Agreement, as defined therein; provided, however, that if from time to time such "maturity date," such "revolving credit termination date," or other comparable facility termination dates (if any) in such foregoing Parallel Agreements is earlier than April 10, 2003, by amendment or otherwise, or either such respective Parallel Agreement is terminated and/or the commitment thereunder is terminated, then "Revolving Credit Termination Date" shall mean such earlier date of termination.

        Section 2.3.    Amendment of Section 2.5 (Reductions in Aggregate Commitment).    Section 2.5(b) of the Existing Credit Agreement is amended in its entirety to read as follows:

          (b)  The Aggregate Commitment shall automatically be reduced (i) by $5,000,000 on June 30, 2002, (ii) by $10,000,000 on September 30, 2002, (iii) by $10,000,000 on November 30, 2002, and (iv) by $5,000,000 on December 31, 2002 (each date identified in (i) through (iv) being a "Reduction Date"). Each of these automatic reductions in the Aggregate Commitment shall be in addition to, and not in lieu of, any other mandatory reductions in the Aggregate Commitment required hereunder.

        Section 2.4.    Amendment of Section 6.23 (Fixed Charge Coverage Ratio).    Section 6.23 of the Existing Credit Agreement is amended to read in its entirety as follows:

          6.23    Fixed Charge Coverage Ratio.    The Borrower will maintain a Fixed Charge Coverage Ratio of (a) not less than 0.50:1.00 as of the last day of the fiscal quarter of the Borrower ended November 30, 2002, and (b) not less than 0.75:1.00 as of the last day of each fiscal quarter of the Borrower thereafter. The Fixed Charge Coverage Ratio shall be determined based on four of the previous five fiscal quarters of the Borrower that occurred immediately prior to the calculation date, at the Borrower's option, except that for each of the quarters ended November 30, 2002 and February 28, 2003, the Borrower may elect to calculate the Fixed Charge Coverage Ratio based solely upon that quarter's results.

Part 3

Representations and Warranties

        The Borrower represents and warrants to the Lenders and the Agent that, on and as of the Fifth Amendment Effective Date, and after giving effect to this Fifth Amendment:

        Section 3.1.    Authority.    The Borrower has all the necessary corporate power to make, execute, deliver, and perform this Fifth Amendment, and this Fifth Amendment constitutes the legal, valid and enforceable obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

        Section 3.2.    No Legal Obstacle to Agreement.    Neither the execution of this Fifth Amendment, the making by the Borrower of any borrowings under the Amended Credit Agreement, nor the performance of the Amended Credit Agreement has constituted or resulted in or will constitute or result in a breach of the provisions of any contract to which Borrower is a party, or the violation of any law, judgment, decree or governmental order, rule or regulation applicable to the Borrower, or result in the creation under any agreement or instrument of any security interest, lien, charge, or encumbrance upon any of the assets of the Borrower. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by the Borrower of this Fifth Amendment, the Amended Credit Agreement, or the transactions contemplated hereby or thereby, or the making of any borrowings by the Borrower under the Amended Credit Agreement.

        Section 3.3.    Incorporation of Certain Representations.    The representations and warranties set forth in Article V of the Amended Credit Agreement are true and correct in all material respects on and as of the Fifth Amendment Effective Date as though made on and as of the date hereof except for any representations and warranties that expressly relate solely to an earlier date, which representations and warranties were true and accurate in all material respects on and as of such earlier date.

        Section 3.4.    Default.    No Default or Unmatured Default has occurred and is continuing under the Amended Credit Agreement.

Part 4

Additional Agreements

        Section 4.1.    Commitments under Parallel Agreements.    Upon the Fifth Amendment Effective Date, the Aggregate Commitment shall be reduced to $15,000,000, giving effect to the step-down in the Aggregate Commitment required by Section 2.5(b) of the Amended Credit Agreement. The Aggregate Commitment of $15,000,000 shall be subject to (i) further scheduled reductions occurring after November 30, 2002, as required by Section 2.5(b)(ii) of the Amended Credit Agreement, and (ii) any further reductions in the Aggregate Commitment required by Section 2.5(c) of the Amended Credit Agreement from time to time. The Borrower may, but shall not be obligated to, agree (i) with its lenders under the Bank One Agreement that the commitments of such lenders be reduced to an aggregate amount of not less than $15,000,000 as of November 30, 2002, and (ii) with its lenders under the LaSalle Agreement that the commitments of such lenders thereunder be reduced to $15,000,000 as of November 30, 2002. For the avoidance of doubt, (a) any such reductions of the commitments under the Bank One Agreement or the LaSalle Agreement to $15,000,000 shall not cause an additional reduction in the Aggregate Commitment pursuant to Section 2.5(c) of the Amended Credit Agreement; and (b) the Ratable Amount shall not exceed at any time the ratio of the Aggegate Commitment as of the Fifth Amendment Effective Date to the Parallel Agreement Commitments as of the Fifth Amendment Effective Date.

Part 5

Conditions to Effectiveness

        This Fifth Amendment shall be and become effective on the Fifth Amendment Effective Date provided that (i) each of the conditions set forth in this Part 5 shall have been satisfied (or satisfaction thereof has been waived by the Agent and the Lenders) on or before November 30, 2002, and (ii) the Required Lenders and the Borrower shall have duly executed counterparts of this Fifth Amendment and provided original copies thereof to the Agent. If the Borrower fails to satisfy each of the conditions set forth in this Part 5 prior to 12:00 p.m. (Eastern time) on November 30, 2002, then, at the option of the Agent and the Lenders, upon notice to the Borrower, this Fifth Amendment shall be null and void.

        Section 5.1.    Corporate Resolutions.    The Agent shall have received a copy of the resolution or resolutions passed by the Board of Directors of the Borrower, certified by the Secretary or an Assistant Secretary of Borrower as being in full force and effect on the date hereof, authorizing the amendments to the Existing Credit Agreement herein provided for and the execution, delivery and performance of this Fifth Amendment and any note or other instrument or agreement required hereunder.

        Section 5.2.    Authorized Signatories.    The Agent shall have received a certificate, signed by the Secretary or an Assistant Secretary of the Borrower, dated as of the date hereof, as to the incumbency of the person or persons authorized to execute and deliver this Fifth Amendment and any instrument or agreement required hereunder on behalf of the Borrower.

        Section 5.3.    Legal Opinion.    The Agent shall have received a legal opinion of senior counsel to the Borrower, in form and content reasonably satisfactory to the Agent, opining that this Fifth Amendment has been duly authorized, executed and delivered by the Borrower and constitutes the valid, binding, and enforceable obligation of the Borrower, except as such enforceability may be subject to (i) bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and (ii) general principles of equity.

        Section 5.4.    Closing Certificate.    The Agent shall have received an officer's certificate from the Borrower, executed by either the Chief Executive Officer or the Chief Financial Officer of the Borrower, certifying that after giving effect to this Fifth Amendment, no Default or Unmatured Default will be in existence, such certificate being in form reasonably satisfactory to the Agent.

        Section 5.5.    Letter Agreement.    The Borrower shall have executed, delivered to the Agent and performed its obligations pursuant to the letter agreement, in form and substance acceptable to the Agent, dated on or about the date hereof between the Borrower and the Agent.

Part 6

Miscellaneous

        Section 6.1.    References to the Credit Agreement.    Each reference to the Credit Agreement in the Amended Credit Agreement, the Notes or any of the other instruments, agreements, certificates or other documents executed in connection therewith (collectively, the "Loan Documents"), shall be deemed to be a reference to the Amended Credit Agreement, and as the same may be further amended, restated, supplemented or otherwise modified from time to time in accordance therewith.

        Section 6.2.    Expenses of Agent.    Within seven (7) Business Days of the receipt from the Agent of a detailed bill, the Borrower shall pay all reasonable costs and expenses incurred by the Agent in connection with the preparation, negotiation and execution of the Amended Credit Agreement, this Fifth Amendment and any other Loan Documents executed pursuant hereto and any and all modifications, and supplements thereto, including, without limitation, the reasonable costs and fees of the Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

        Section 6.3.    Benefits.    This Fifth Amendment shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

        Section 6.4.    GOVERNING LAW.    THIS FIFTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES.

        Section 6.5.    Effect.    Except as expressly herein amended, the terms and conditions of the Existing Credit Agreement shall remain in full force and effect without amendment or modification, express or implied. The entering into this Fifth Amendment by the Lenders shall not be construed or interpreted as an agreement by the Lenders to enter into any future amendment or modification of the Amended Credit Agreement or any of the other Loan Documents.

        Section 6.6.    Counterparts; Telecopied Signatures.    This Fifth Amendment may be executed in any number of counterparts and by different parties to this Fifth Amendment on separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Any signature delivered or transmitted by a party by facsimile transmission shall be deemed to be an original signature hereto.

        Section 6.7.    Integration.    This Fifth Amendment, together with the Loan Documents, contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein and therein. This Fifth Amendment supersedes all prior drafts and communications with respect thereto. This Fifth Amendment may not be amended except in a writing.

        Section 6.8.    Further Assurances.    The Borrower agrees to take such further actions as the Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

        Section 6.9.    Section Titles.    Section titles and references used in this Fifth Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

        IN WITNESS WHEREOF, the parties hereto have caused this Fifth Amendment to be duly executed and delivered as of the date first written above.

AAR CORP.
By	/s/ TIMOTHY J. ROMENESKO Timothy J. Romenesko Vice President
BANK OF AMERICA, N.A., as Agent and Lender
By	/s/ MICHAEL J. MCKENNEY Michael J. McKenney Managing Director

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  EXHIBIT 4.3